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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Hawaiian Electric Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAWAIIAN ELECTRIC INDUSTRIES, INC. • PO BOX 730 • HONOLULU, HI 96808-0730

Robert F. Clarke
 Chairman, President and
Chief Executive Officer

March 31, 2005

Dear Fellow Shareholder:

        On behalf of the Board of Directors, it is once again my pleasure to invite you to attend the Annual Meeting of Shareholders of Hawaiian Electric Industries, Inc. (HEI). The meeting will be held on the Company's premises in Room 805 on the eighth floor of the American Savings Bank Tower in Honolulu, Hawaii on April 26, 2005, at 9:30 a.m. A map showing the location of the meeting site appears on page 35 of the Proxy Statement.

        The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business to be conducted during the meeting. In addition, we will review significant events of 2004 and their impact on you and your Company. Corporate officers will be available before and after the meeting to talk with you and answer any questions you may have.

        As a shareholder of HEI, it is important that your views be represented. Please help us obtain the quorum needed to conduct business at the meeting by promptly voting your shares.

        I join the management team of HEI in expressing our appreciation for your confidence and support. I look forward to seeing you at the Annual Meeting in Honolulu.

                      Sincerely,

Recycled

Hawaiian Electric Industries 900 Richards Street Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING

Date and time	Tuesday, April 26, 2005, at 9:30 a.m.
Place	American Savings Bank Tower, 1001 Bishop Street, 8th floor, Room 805, Honolulu, Hawaii 96813.
Items of Business	1. Elect four Class III directors and a Class II director. 2. Elect KPMG LLP as the Company's independent auditor. 3. Transact any other business properly brought before the meeting.
Record Date	February 16, 2005
Annual Report
The 2004 Annual Report to Shareholders (Appendix A) and Summary Report to Shareholders, which are not a part of the proxy solicitation materials, have been mailed along with this Notice and accompanying Proxy Statement.
Proxy Voting	Shareholders of record may appoint proxies and vote their shares in one of three ways:
• Via Internet pursuant to the instructions on the proxy card;
• Calling the toll-free number on the proxy card; or
• Signing, dating, and mailing the proxy card in the prepaid envelope provided.
Shareholders whose shares are held by a bank, broker, or other financial intermediary (street name) should follow the voting instruction card included by the intermediary.
Any proxy may be revoked in the manner described in the accompanying Proxy Statement.
Attendance at Meeting	If your shares are registered in street name, please bring a letter from your bank or broker or provide other evidence of your beneficial ownership if you plan to attend the Annual Meeting.
By Order of the Board of Directors
March 31, 2005	Peter C. Lewis Vice President-Administration and Secretary

TABLE OF CONTENTS

Page
About the Meeting	1
Who can attend the meeting?	1
What are shareholders being asked to vote on?	1
Voting Procedures	1
Who is eligible to vote?	1
How many shares are outstanding and entitled to vote?	1
What constitutes a quorum?	2
How do shareholders vote?	2
How do shareholders vote if their shares are held in street name?	2
How do shareholders vote if their shares are held in the Dividend Reinvestment and Stock Purchase Plan (DRIP) and/or the 401(k) Hawaiian Electric Industries Retirement Savings Plan (HEIRS)?	2
Can shareholders change their vote?	3
How many votes are required?	3
Who will count the votes and are the votes confidential?	3
Proposals You May Vote On	3
Election of Class III Directors and a Class II Director	3
Election of Independent Auditor	4
Nominees for Class III Directors and a Class II Director	5
Continuing Class I Directors	6
Continuing Class II Directors	7
Corporate Governance	8
What are the Company's governance policies and guidelines?	8
How does the Board select nominees for the Board?	8
How can shareholders communicate with the directors?	8
How does the Board evaluate itself?	9
Who are the independent directors of the Board?	9
What other Board practices does the Company have?	10
Board of Directors	11
How often did the Board of Directors meet in 2004?	11
Did all directors attend last year's Annual Meeting?	11
How are directors compensated?	11
Do nonemployee directors receive a retirement benefit?	12
Committees of the Board	13
What committees has the Board established and how often did they meet?	13
What are the primary functions of each of the four committees?	13
Stock Ownership Information	15
How much stock do the Company's directors and executive officers own?	15
Does the Company have stock ownership guidelines for directors and officers?	15
Does anyone own more than 5% of the Company's stock?	16
Were Section 16(a) beneficial ownership reporting forms filed with the SEC?	16

Executive Compensation	16
Summary Compensation Table	16
Additional Perquisites	17
Stock Appreciation Rights Grants in Last Fiscal Year	18
Aggregated Option/SARs Exercises and Fiscal Year-End Option/SARs Values	19
Long-Term Incentive Plan (LTIP) Awards	19
Pension Plans	21
Change-in-Control Agreements	23
Compensation Committee Report on Executive Compensation	24
Shareholder Performance Graph	30
Audit Committee Report	31
Indebtedness of Management	33
Did the Company or any subsidiary provide loans to directors or executive officers?	33
Transactions with Directors and Executive Officers	33
Did the Company enter into any transactions with directors or executive officers?	33
Other Information	34
How is the solicitation to be made and what is its cost?	34
What is the deadline for submitting a proposal for next year's Annual Meeting?	34
How can business matters be brought before the Annual Meeting and how will they be voted?	34
How can shareholders make recommendations for director nominees?	34
Map	35
Appendix A — Annual Report to Shareholders	A-1
Appendix B — Audit Committee Charter	B-1

Proxy Statement

        Hawaiian Electric Industries, Inc. is soliciting proxies for the Annual Meeting of Shareholders scheduled for April 26, 2005. The mailing address of the principal executive offices of the Company is P.O. Box 730, Honolulu, Hawaii 96808-0730.

        The approximate mailing date for this Proxy Statement, form of proxy, and annual and summary reports to shareholders for the fiscal year ended December 31, 2004, is March 31, 2005. The annual report and summary report are not considered proxy soliciting materials.

About the Meeting

Who can attend the meeting?

        Attendance will be limited to:

  •
  shareholders of record;

  •
  beneficial owners of HEI Common Stock ("Common Stock") having evidence of ownership and entitled to vote at the meeting;

  •
  authorized representatives of absent shareholders; and

  •
  invited guests of management.

        If you own shares of Common Stock in the name of a bank, brokerage firm or other holder of record, you must show proof of ownership. This may be in the form of a letter from the holder of record or a recent statement from the bank or broker showing ownership of Common Stock.

        Any person claiming to be an authorized representative of a shareholder must produce written evidence of the authorization.

What are shareholders being asked to vote on?

  •
  Election of four Class III directors for a three-year term expiring at the 2008 Annual Meeting of Shareholders and one Class II director for a two-year term expiring at the 2007 Annual Meeting of Shareholders.

  •
  Election of KPMG LLP as the Company's independent auditor.

Voting Procedures

Who is eligible to vote?

        Only shareholders of record at the close of business on February 16, 2005 (the record date) are entitled to vote.

How many shares are outstanding and entitled to vote?

        On February 16, 2005, 80,708,297 shares of Common Stock were outstanding. Each shareholder is entitled to one vote for each share held. Under the By-Laws of the Company, shareholders do not have cumulative voting rights in the election of directors.

What constitutes a quorum?

        A quorum is needed to conduct business at the Annual Meeting. A majority of the shares entitled to vote at the meeting constitutes a quorum. Abstentions and broker nonvotes will be counted in the number of shares present, in person or by proxy, for purposes of determining a quorum. A broker nonvote occurs when a broker does not have discretionary voting power to vote on a specific matter (such as nonroutine proposals) and has not received voting instructions from the beneficial owner.

How do shareholders vote?

        Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote by mail, telephone, or on-line via the Internet. The telephone and Internet procedures authenticate shareholders by use of a control number and permit confirmation that the vote has been properly recorded. You do not need to return your proxy if you vote by telephone or via the Internet.

  •
  BY MAIL:  Please mark your vote and sign, date, and promptly return the proxy in the enclosed postage-paid envelope. If you return the signed proxy but do not mark the boxes showing how you wish to vote, your votes will be cast "FOR" the election of all nominees for director and "FOR" the election of the Company's independent auditor.

  •
  BY TELEPHONE:  Please call the toll-free telephone number on the proxy (1-800-542-1160). Once connected, you will be prompted to record and confirm your vote. Telephone voting is available 24 hours a day, through Monday, April 25, 2005, 11:59 p.m. (EDT).

  •
  BY INTERNET:  You may vote on-line by using the following Internet address: http://www.votefast.com. Specific instructions will be available allowing you to record and confirm your vote. Internet voting is available 24 hours a day, through Monday, April 25, 2005, 11:59 p.m. (EDT).

  •
  IN PERSON:  You may vote your shares by attending the Annual Meeting and voting in person. If you wish to give your proxy to someone other than the individuals listed on the enclosed proxy, cross out all three names and insert the name of another person to vote your shares at the meeting.

How do shareholders vote if their shares are held in street name?

        If your shares are held in "street name" (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instruction as to how your shares should be voted. If no instructions are given, your broker or nominee may vote your shares at its discretion on your behalf on routine matters (such as the election of directors and the independent auditor) under New York Stock Exchange rules.

        You may not vote shares held in "street name" at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

How do shareholders vote if their shares are held in the Dividend Reinvestment and Stock Purchase Plan (DRIP) and/or the 401(k) Hawaiian Electric Industries Retirement Savings Plan (HEIRS)?

        If you own shares held in DRIP and HEIRS (including shares previously received under the Tax Reduction Act Stock Ownership Plan (TRASOP)), the respective plan trustees will vote the shares of stock held in these Plans according to your directions. For both DRIP and HEIRS (excluding TRASOP), the respective trustees will vote all the shares of Common Stock for which they receive no voting instructions in the same proportion as they vote shares for which they receive instruction. The trustee will not vote the shares in TRASOP for which it receives no voting instructions.

Can shareholders change their vote?

        If you execute and return a proxy, you may revoke it at any time before the Annual Meeting in one of three ways:

  •
  submit a properly signed proxy with a later date or vote again at a later time by telephone or Internet;

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  notify the Secretary of the Company in writing; or

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  vote in person at the Annual Meeting (if your shares are registered directly on the Company's books or, if your shares are held in "street name", you have a legal proxy from your broker or holder of record).

How many votes are required?

        If a quorum is present at the Annual Meeting, then:

  •
  directors shall be elected by a plurality of the votes cast in the election and

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  the Company's independent auditor shall be elected if more votes are cast in favor of election than against election.

        Abstentions and broker nonvotes will count in establishing a quorum, but will not otherwise affect the outcome of the election of directors or the Company's independent auditor.

Who will count the votes and are the votes confidential?

        Corporate Election Services will act as tabulator for broker and bank proxies as well as the proxies of the other shareholders of record. Your identity and vote will not be disclosed to persons other than those acting as tabulators except as follows:

  •
  as required by law;

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  to verify the validity of proxies and the results of the voting in the case of a contested proxy solicitation; or

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  when you write a comment on the proxy form.

Proposals You May Vote On

1.     Election of Class III Directors and a Class II Director

        The Board of Directors currently consists of 12 directors divided into three classes with staggered terms so that one class of directors must be elected at each Annual Meeting.

        This year, the four Class III nominees being proposed for election at this Annual Meeting are:

  •
  Don E. Carroll

  •
  Victor H. Li

  •
  Bill D. Mills

  •
  Barry K. Taniguchi

        The Class II nominee being proposed for election at this Annual Meeting is Thomas B. Fargo.

        Mr. Taniguchi, who joined the Board in December 2004, and Admiral Fargo, who joined the Board in March 2005, are being proposed for election to the Board of Directors by the shareholders for the first time. Both nominees were recommended by nonmanagement directors.

        Each nominee is currently a member of the Board of Directors and has consented to serve for the new terms expiring at the 2008 Annual Meeting for Mr. Carroll, Dr. Li, Mr. Mills and Mr. Taniguchi and the 2007 Annual Meeting for Admiral Fargo. If a nominee is unable to stand for election, the proxy holders listed in the proxy may vote in their discretion for a suitable substitute.

        YOUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR CLASS III AND CLASS II DIRECTORS.

        Detailed information on each nominee and Class I and II directors is provided on pages 5 to 7.

2.     Election of Independent Auditor

        The firm of KPMG LLP, an independent registered public accounting firm, has been the auditor of the Company since 1981. The Audit Committee selected KPMG LLP as its independent registered public accounting firm for 2005. The Board of Directors, upon the recommendation of its Audit Committee, recommends the election of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2005 and thereafter until its successor is elected. Representatives of KPMG LLP will be present at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

        YOUR BOARD RECOMMENDS THAT YOU VOTE FOR KPMG LLP AS INDEPENDENT AUDITOR OF THE COMPANY.

Nominees for Class III directors whose terms expire at the 2008 Annual Meeting and a Class II director whose term expires at the 2007 Annual Meeting

Don E. Carroll
(Class III director)
Age 63
Director Since 1996

Chairman of Oceanic Cablevision since February 2001. Vice president of Time Warner Cable. From 1977 to January 2001, president, chief executive officer, and director of Oceanic Cablevision.
    Director of American Savings Bank, F.S.B.,
Pacific Guardian Life, Island Insurance, American Red Cross-Hawaii Chapter, Executive Board of the Boy Scouts of America-Aloha Council, The 200 Club Advisory Board, The Nature Conservancy of Hawaii, and Hawaii Nature Center. Chairman, Oceanic Cable Foundation and Broadband Interactive Television Board. Member, Finance Committee, Aloha United Way.
Victor Hao Li, S.J.D.
(Class III director)
Age 63
Director Since 1988

Co-chairman, Asia Pacific Consulting Group. President, Li Xing Foundation. Chairman, Shanghai Li Xing School.
Director of American Saving Bank, F.S.B. Trustee, Japan-America Institute of Management Science.
Bill D. Mills
(Class III director)
Age 53
Director Since 1988

Chairman of The Mills Group.
Director, Grace Pacific Corporation and Hawaii Public Television. Trustee, Hawaii Pacific University, St. Andrew's Priory, and The Nature Conservancy of Hawaii. Member, board of governors, Iolani School and Hawaii Community Foundation.
Barry K. Taniguchi
(Class III director)
Age 57
Director Since 2004

President and chief executive officer of KTA Super Stores.
Director of Hawaiian Electric Company, Inc., American Savings Bank, F.S.B. and Hawaii Island Economic Development Board. Trustee, Hawaii Community Foundation, Public Schools of Hawaii Foundation, Tax Foundation of Hawaii, Queen's Health Systems and Lyman House Memorial Museum. Member, board of governors of Hawaii Employers Council.
Thomas B. Fargo
(Class II director)
Age 56
Director Since 2005

Chairman, LOEA Corporation and SAGO Systems since April 2005 (high technology companies). Consulting Professor, Asia-Pacific Research Center at Stanford University. Commander, U.S. Pacific Command from May 2002 to February 2005. Commander-in-Chief of the Pacific Fleet from October 1999 to May 2002.
Director of Hawaiian Electric Company, Inc., Hawaiian Holdings, Inc. and Japan-America Society of Hawaii. Member, board of governors of Iolani School.

Continuing Class I directors whose terms expire at the 2006 Annual Meeting

Robert F. Clarke
Age 62
Director Since 1989

Chairman, president and chief executive officer of the Company.
Chairman of the board of Hawaiian Electric Company, Inc. and American Savings Bank, F.S.B. President and director of Hawaiian Electric Industries Charitable Foundation and Hycap Management, Inc. (in dissolution). Chairman, Advisory Board for the College of Business Administration at the University of Hawaii-Manoa. Member, Oceanic Cablevision Advisory Board, Hawaii Business Roundtable, and Air Force Civilian Advisory Council. Trustee, Straub Foundation, Hawaii Pacific University, and the Oceanic Institute. Member, Finance Committee, Aloha United Way.
Shirley J. Daniel, Ph.D., C.P.A.
Age 51
Director Since 2002

Professor of Accountancy, College of Business Administration, University of Hawaii-Manoa since 1986.
Director of American Savings Bank, F.S.B., Pacific Asian Management Institute, and University of Hawaii Center for International Business Education and Research. Henry A. Walker, Jr. Distinguished Professor of Business Enterprise, College of Business Administration, University of Hawaii-Manoa. Managing director of Pacific Asian Center for Entrepreneurship and E-Business.
A. Maurice Myers
Age 64
Director Since 1991

Retired chairman, president and chief executive officer of Waste Management, Inc. (environmental services), Houston, Texas, since November 2004.
Director of Hawaiian Electric Co., Inc., Tesoro Petroleum and Keep America Beautiful.
James K. Scott, Ed.D.
Age 53
Director Since 1995

President of Punahou School.
Director of Hawaiian Electric Company, Inc., Pacific and Asian Affairs Council, Hawaii Public Television, Hawaii Association of Independent Schools and Secondary School Admission Test Board. Member, Hawaiian Educational Council and Young Presidents Organization. Trustee, Blood Bank of Hawaii.

Continuing Class II directors whose terms expire at the 2007 Annual Meeting

Diane J. Plotts Age 69 Director Since 1987 Business advisor since 2000. Director of Hawaiian Electric Company, Inc. and American Savings Bank, F.S.B. Trustee, Kamehameha Schools.
Kelvin H. Taketa
Age 50
Director Since 1993

President and chief executive officer of the Hawaii Community Foundation.
Director of Hawaiian Electric Company, Inc., Grove Farm Company, Inc., Hawaii Superferry, Inc., Hookupu Fund and Civic Ventures.
Jeffrey N. Watanabe
Age 62
Director Since 1987

Partner in the law firm of Watanabe Ing Kawashima & Komeiji LLP.
    Director of Hawaiian Electric Company, Inc., American Savings Bank, F.S.B., Alexander and Baldwin, Inc., First Insurance Company of Hawaii, Grace Pacific Corporation, LOEA Corporation, Matson Navigation Company, Inc., and Oahu Publications, Inc. Member, Advisory Board, Oceanic Cablevision. Trustee, Sesame Workshop, The Nature Conservancy of Hawaii and Hawaii Community Foundation. Chair, The Consuelo Zobel Alger
Foundation.

Corporate Governance

What are the Company's governance policies and guidelines?

        In 2004, the Board of Directors and management continued to review and monitor corporate governance trends and best practices in light of changes to the New York Stock Exchange ("NYSE") Listed Company Manual relating to corporate governance and further guidance from the Securities and Exchange Commission. As part of an annual review, the HEI Corporate Governance Guidelines, Revised Code of Conduct (which includes the code of ethics for the HEI chief executive officer, financial vice president and controller), charters for the Audit, Compensation, Executive, and Nominating and Corporate Governance Committees were reviewed and revised as appropriate by the HEI Board of Directors. These documents, as well as HEI's Insider Trading Policy, may be found on the Company's website at www.hei.com and are available in print to any shareholder who requests them.

How does the Board select nominees for the Board?

        The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may retain a third-party search firm to help identify candidates from time to time. In 2004, the Company engaged Korn/Ferry International in a consulting capacity to assist in the process of identifying and evaluating candidates.

        Among the qualifications considered in the Committee's assessment of a proposed candidate are knowledge, experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, and absence of conflicts of interest. The Committee believes that the Board should reflect a diversity of experience, gender, ethnicity, and age. The Committee also considers other relevant factors as it deems appropriate including, but not limited to, current composition of the Board, balance of independent and nonindependent directors, and need for financial expertise.

        Once potential candidates are identified, the Committee may review publicly available information to assess whether the candidate should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person, and if the person indicates a willingness to be considered for service on the Board, the candidate will be asked to provide information such as accomplishments and qualifications and one or more interviews may be conducted. The Committee members may contact one or more references provided by the candidate or other members of the business community who may have greater first hand knowledge of the candidate's qualifications and accomplishments. The evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

How can shareholders communicate with the directors?

        Shareholders and all interested parties may contact (1) any member of the Board, including the Lead Director and employee director or (2) just the nonemployee directors as a group, by mail. To communicate with the Board of Directors, any individual director or any group of directors, correspondence should be addressed to the Board of Directors or any such individual or group by either name or title. All such correspondence should be sent in care of the Corporate Secretary, Hawaiian Electric Industries, Inc., P. O. Box 730, Honolulu, HI 96808. The mail will be forwarded, unopened, to the named individual director or, in the case of a group, to the Lead Director, currently Mr. Mills.

How does the Board evaluate itself?

        Since 1996, the Board of Directors has followed an annual process of evaluating the operations and effectiveness of the Board as a whole as well as self-evaluations by individual directors up for election. In reviewing the Board as a whole, directors evaluate and comment on board structure, Board meetings (content, conduct, mechanics), Board responsibilities, performance of directors and relationship between the Board and management. Directors who are nominees for reelection evaluate their own individual meeting preparation, participation in Board meetings, contributions to the group, knowledge of the issues and concerns of the Company and understanding of the role of the Board in the governance of the Company. The Board and self-evaluation forms are submitted to the Nominating and Corporate Governance Committee for its review, after which the Committee recommends to the Board any procedures and practices to be adopted to improve the operations of the Board. The Chairman of the Nominating and Corporate Governance Committee may meet with individual directors to discuss their performance, as appropriate.

        In 2004, as required by the NYSE corporate governance listing standards, the Audit, Compensation and Nominating and Corporate Governance Committees developed a process for self-evaluation whereby committee members reviewed and evaluated their respective committee charters and committee meetings (content, conduct, and mechanics). The Audit Committee also reviewed and evaluated its duties and responsibilities, relationship with management and internal and external auditors, and the qualifications of its members.

Who are the independent directors of the Board?

        For a director to be considered independent, the board must affirmatively determine that the director does not have any direct or indirect material relationship with the Company. The Board has established categorical standards to assist it in determining director independence. In addition to applying the standards, which are listed below, the Board considers all relevant facts and circumstances in making a determination of independence.

  •
  A director who is an employee, or whose immediate family member is an executive officer, of the company is not "independent" until three years after the end of such employment relationship.

  •
  A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

  •
  A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not "independent" until three years after the end of the affiliation or the employment or auditing relationship.

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that other company's compensation committee is not "independent" until three years after the end of such service or the employment relationship.

  •
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, is not "independent" until three years after falling below such threshold.

  •
  A director or any member of the director's immediate family who serves as an officer, director or trustee of a charitable organization that receives from the Company or its charitable foundation contributions which, in any fiscal year, exceed the greater of $1 million or 2% of such charitable organization's total annual charitable receipts is not "independent" until three years after falling below such threshold.

        In its annual review of director independence, the board affirmatively determined that all directors of the Company are independent with the exception of Robert F. Clarke, an employee director, and James K. Scott. It has been determined that Dr. Scott, who had previously been determined to be independent by the Board, can no longer be considered independent. Dr. Scott's employer, Punahou School (the "School"), purchases electricity from Hawaiian Electric Company, Inc. ("HECO"), a subsidiary of HEI, under State of Hawaii public utility commission-approved tariffs. Such purchases slightly exceeded 2% of the School's consolidated gross revenues and, therefore, under NYSE standards of independence, Dr. Scott may no longer be considered independent. HECO is the only source of electricity available to the School and HECO must provide electricity to the School under law.

        In addition, the Board also determined that the Company did not make contributions to any tax exempt organization in which an independent director serves as an executive officer that exceeded the greater of $1 million, or 2% of such tax exempt organization's consolidated gross revenues.

What other Board practices does the Company have?

        The nonemployee directors meet regularly in executive sessions without management. These sessions are chaired by the Lead Director, currently Bill D. Mills.

        Information, material related to issues to be considered at a Board or Committee meeting, and other material important to the directors' understanding of the business are distributed, to the extent practical, to the directors in advance of the meeting to allow for careful review prior to the meeting.

Board of Directors

How often did the Board of Directors meet in 2004?

        In 2004, there were nine regular and two special meetings of the Board of Directors. All directors attended at least 75% of the combined total meetings of the Board and Board committees on which they served (during the periods they served), except Don E. Carroll, who attended 72% of his combined total meetings.

Did all directors attend last year's Annual Meeting?

        All the members of the Board of Directors attended the 2004 Annual Meeting of Shareholders. The Company has a policy of encouraging the directors to attend each year's Annual Meeting of Shareholders.

How are directors compensated?

        Only nonemployee directors are compensated for their service as directors. Director compensation beginning on April 1, 2005 is as follows:

Stock Grant

  •
  A one-time grant of 2,000 shares of Common Stock to new directors.

  •
  1,400 shares of Common Stock are granted annually to directors for the purpose of further aligning directors' and shareholders' interests in improving stockholder value.

Fiscal Year Board Retainer commencing April 1 each year (no meeting fees are paid)

  •
  $32,500 paid in quarterly installments.

  •
  Additional annual fees are paid in quarterly installments to directors as follows:

Lead Director	$10,000
Audit Committee Chair	15,000
Compensation Committee Chair	5,000
Nominating and Corporate Governance Chair	5,000
Audit Committee Member	5,000

Subsidiary Board Fees

  •
  Nonemployee directors of HEI who serve on the Board of Directors of Hawaiian Electric Company, Inc. ("HECO") or American Savings Bank, F.S.B. ("ASB") receive a fiscal year retainer of $20,000 for each such Board position.

  •
  Diane J. Plotts, who serves as chair of the ASB Audit Committee, and Barry K. Taniguchi, who serves as chair of the HECO Audit Committee, receive an additional $10,000 annual fee for chairing each Audit Committee. An additional annual fee of $4,000 is paid to Don E. Carroll and Jeffrey N. Watanabe for serving on the ASB Audit Committee and to Thomas B. Fargo and Diane J. Plotts for serving on the HECO Audit Committee.

Additional Compensation

        HEI directors who are also members of the HECO board are eligible to receive one-third off their monthly electric bill up to 825 kilowatthours per monthly billing cycle, while HEI directors who also sit on the ASB board are eligible for the preferential loan rates available to all employees at ASB.

Do nonemployee directors receive a retirement benefit?

        At the meeting of the Board of Directors on December 17, 1996, the Board voted to terminate the Nonemployee Director Retirement Plan, which had been approved by the shareholders on April 17, 1990. Pursuant to the terms of the termination, the right of previously retired directors to receive benefits continues in accordance with the terms of the Plan as in effect at termination, and the present value of the accrued benefit of directors age 55 or younger or with 5 years of service or less as of April 22, 1997 has been paid out. The retirement benefit for all other directors who had been participating in the Plan (Mr. Myers and Ms. Plotts) was frozen as of December 31, 1996, and will be paid according to the terms of the Plan as in effect at termination. Accordingly, upon their retirement from service as a director, Mr. Myers and Ms. Plotts will each receive an annual payment of $15,000 (their annual retainer in effect at December 31, 1996) for a period equal to the number of years of their active service through December 31, 1996 (7 years for Mr. Myers and 10 years for Ms. Plotts).

Committees of the Board

What committees has the Board established and how often did they meet?

        The Board of Directors has four standing committees: Audit, Compensation, Executive, and Nominating and Corporate Governance. The names of the current committee members are shown on the table below. In addition, the table below also shows the number of meetings held in 2004.

Name	Audit		Compensation		Executive		Nominating and Corporate Governance

Don E. Carroll			X

Robert F. Clarke*					X

Shirley J. Daniel	X

Thomas B. Fargo	X

Victor Hao Li			X

Bill D. Mills			X	**	X	**	X

A. Maurice Myers			X

Diane J. Plotts	X	**	X		X

James K. Scott

Kelvin H. Taketa							X	**

Barry K. Taniguchi	X

Jeffrey N. Watanabe							X

Number of Meetings in 2004	9		4		0		5

*
Employee director
**
Committee chair

What are the primary functions of each of the four committees?

•      Audit Committee

        The Audit Committee operates and acts under a written charter, which was adopted and approved by the HEI Board of Directors. The Committee provides independent and objective oversight of the Company's (1) financial reporting processes, (2) audits of the financial statements, including appointment, compensation and oversight of the external auditor, (3) internal controls, and (4) risk assessment and risk management policies set by management. The Committee also reviews and approves related party transactions and reviews and resolves complaints from any employee regarding accounting, internal controls or auditing matters. All members of the Committee are independent directors as independence for audit committee members is defined in the listing standards of the NYSE and none of them are members of audit committees of other publicly traded companies. See pages 31 and 32 for the Audit Committee Report.

•      Compensation Committee

        The Compensation Committee operates and acts under a written charter, which was adopted and approved by the HEI Board of Directors. The Committee oversees the Company's compensation and employee benefit plans and its incentive compensation and equity based plans. All members of the Committee are independent directors as defined in the listing standards of the NYSE. The Compensation Committee meets in executive session to set the compensation level of the Chief Executive Officer ("CEO") after receiving input on the CEO's performance from all the nonemployee directors meeting in executive session. The Committee then sets the compensation level of the CEO. See pages 24 to 29 for the Compensation Committee Report on Executive Compensation.

•      Executive Committee

        The Executive Committee operates and acts under a written charter, which was adopted and approved by the HEI Board of Directors, and is authorized to act on matters brought before it when a meeting of the full Board is impractical. It may also consider any other matter concerning the Company that may arise from time to time. The Committee is comprised of the Lead Director, the CEO and one other independent director.

•      Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee operates and acts under a written charter, which was adopted and approved by the HEI Board of Directors. All members of the Committee are independent directors as defined in the listing standards of the NYSE. Its functions include (1) reviewing the background and qualifications of potential nominees for the board of directors of HEI and its subsidiary companies presented by shareholders, directors and management, (2) recommending to the Board the slate of nominees to be submitted to the shareholders for election at the next Annual Meeting, (3) advising the Board with respect to matters of Board composition and procedures, (4) overseeing the annual evaluation of the Board, (5) reviewing nonemployee director compensation and (6) overseeing corporate governance matters generally.

        See the section on Corporate Governance for a discussion concerning the involvement of this Committee on matters relating to corporate governance.

Stock Ownership Information

How much stock do the Company's directors and executive officers own?

        The following table shows how many shares of Common Stock were owned as of March 1, 2005 by each director, Named Executive Officer (as listed in the Summary Compensation Table on page 16) and by all directors and executive officers as a group.

Amount of Common Stock and Nature of Beneficial Ownership(1)

Name of Individual or Group	Sole Voting or Investment Power	Shared Voting or Investment Power(2)	Other Beneficial Ownership(3)	Stock Options(4)	Total

Nonemployee directors
Don E. Carroll	9,660				9,660
Shirley J. Daniel	4,976				4,976
Thomas B. Fargo	2,000				2,000
Victor Hao Li	3,126	11,204	882		15,212
Bill D. Mills	19,459		10		19,469
A. Maurice Myers	24,616	3,525			28,141
Diane J. Plotts	9,980				9,980
James K. Scott	10,341				10,341
Kelvin H. Taketa	8,621				8,621
Barry K. Taniguchi		8,072			8,072
Jeffrey N. Watanabe	11,031		4		11,035
Employee director and Named Executive Officer
Robert F. Clarke	51,316	24,259	3,964	180,018	259,557
Other Named Executive Officers
Constance H. Lau	25,268		7,311	209,911	242,490
Peter C. Lewis	16,463		919		17,382
T. Michael May	33,319			80,641	113,960
Eric K. Yeaman	12,769			5,540	18,309
All directors and executive officers as a group (20 persons)	277,178	47,060	13,090	549,849	887,177	(5)

(1)
Adjusted for 2-for-1 stock split on June 10, 2004.

(2)
Shares registered in name of the individual and spouse.

(3)
Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims personal interest.

(4)
Stock options, including accompanying dividend equivalent shares, exercisable within 60 days after February 16, 2005 (record date), under the 1987 Stock Option and Incentive Plan.

(5)
As of March 1, 2005, the directors and executive officers of HEI as a group beneficially owned 1.1% of outstanding Common Stock and no director or officer owned more than 0.3% of such stock.

Does the Company have stock ownership guidelines for directors and officers?

        In 2003, the Board adopted stock ownership guidelines for HEI officers and directors. Each officer and director named in the guidelines, which went into effect on January 1, 2004, has five years to achieve the level of stock ownership set forth in the guidelines. The targets are as follows: 1) President and CEO of the Company—2.5 times base salary, 2) executive officers of the Company and subsidiary operating company presidents—1.5 times base salary, and 3) members of the Board of Directors of the Company—5 times annual cash payouts. Stock ownership will be measured on January 1 of each year based on the average price of stock for the previous calendar year. The directors and officers have until January 1, 2009 to meet the current guidelines, except for Mr. Taniguchi and Admiral Fargo, who have until January 1, 2010 to meet the guidelines.

Does anyone own more than 5% of the Company's stock?

        No person is known to the Company to be the beneficial owner of more than 5% of outstanding Common Stock.

Were Section 16(a) beneficial ownership reporting forms filed with the SEC?

        Based on a review of forms filed by its reporting persons during the last fiscal year, the Company believes that they complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except Curtis Y. Harada, Controller, who did not file one transaction in a timely fashion. There were no known failures to file a required form for Mr. Harada.

Executive Compensation

Summary Compensation Table

        The following summary compensation table shows the annual and long-term compensation of the chief executive officer and the four other most highly compensated executive officers of the Company and its subsidiaries serving during 2004 (collectively referred to as the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards(4)		Payouts

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Other Annual Compensation(3) ($)	Restricted Stock Award(5) ($)	Securities Underlying Options/SARs(6) (#)	LTIP Payouts(7) ($)	All Other Compensation(8) ($)

Robert F. Clarke Chairman, President & CEO	2004 2003 2002	713,000 681,000 653,000	1,022,000 610,107 785,533	7,349 –0– –0–	–0– –0– –0–	135,000 100,000 100,000	420,000 548,463 266,000	17,463 14,898 14,076

Constance H. Lau President & CEO, American Savings Bank, F.S.B.	2004 2003 2002	538,000 517,000 458,000	751,400 579,177 456,378	–0– –0– –0–	–0– –0– –0–	50,000 50,000 50,000	388,260 228,260 65,705	N/A N/A N/A

T. Michael May President & CEO, Hawaiian Electric Company, Inc.	2004 2003 2002	533,000 513,000 472,000	345,678 294,012 286,960	–0– –0– –0–	–0– –0– –0–	50,000 50,000 50,000	126,000 154,368 150,645	9,300 8,208 7,314

Eric K. Yeaman(1) Financial Vice President, Treasurer and Chief Financial Officer	2004 2003	348,000 293,000	377,658 174,172	–0– –0–	–0– 206,450	30,000 20,000	116,800 71,556	1,114 911

Peter C. Lewis Vice President — Administration and Secretary	2004 2003 2002	259,000 251,000 239,000	261,203 101,204 184,323	–0– –0– –0–	–0– –0– –0–	24,000 20,000 20,000	144,000 162,207 78,600	16,433 14,442 13,090

(1)
Eric K. Yeaman became Financial Vice President, Treasurer and Chief Financial Officer effective January 15, 2003.

(2)
The Named Executive Officers are eligible for an incentive award under the Company's annual Executive Incentive Compensation Plan ("EICP"). EICP bonus payouts are reflected as compensation for the year earned. Also includes special award in 2004 of $60,000 for Mr. Yeaman.

(3)
Amount attributable to the reimbursement of taxes payable on the Company's payment of country club initiation fees.

(4)
All awards and per share amounts prior to June 10, 2004 adjusted for 2 for 1 stock split in 2004.

(5)
On August 11, 2003, 10,000 shares of restricted stock were granted to Mr. Yeaman. On the date of the grant, the closing price of HEI Common Stock was $20.65 on the New York Stock Exchange. Quarterly dividends on the 10,000 shares of restricted stock are paid to Mr. Yeaman. The 10,000 shares of restricted stock become unrestricted on August 11, 2006. On December 31, 2004, the restricted stock value was $291,500 based on the closing price of HEI Common Stock of $29.15 on the New York Stock Exchange.

(6)
Options and stock appreciation rights (SARs) granted earn dividend equivalents as further described below under the headings "Stock Appreciation Rights Grants in Last Fiscal Year" and "Aggregated Option/SARs Exercises and Fiscal Year-End Option/SARs Values."

(7)
Long-Term Incentive Plan ("LTIP") payouts are determined in the first quarter of each year for the three-year cycle ending on December 31 of the previous calendar year.

(8)
Represents amounts attributable each year by the Company for certain preretirement death benefits provided to the Named Executive Officers, except Ms. Lau. See the Compensation Committee Report on page 28 under the heading "Other Compensation Plans" for a discussion of the preretirement death benefits.

Additional Perquisites

        The Company provides the Named Executive Officers with certain other perquisites and personal benefits, as voluntarily described in this paragraph, that it is not required to show in the Summary Compensation Table. The Company provides a car allowance of $800 per month plus unlimited gas allowance for Mr. Clarke, Ms. Lau and Mr. May and a car allowance of $700 per month plus unlimited gas allowance for Mr. Yeaman and Mr. Lewis. The entire car allowance is imputed income to the Named Executive Officers. Reserved vehicle parking is also provided for all the Named Executive Officers, currently $275 per month, of which $75 per month is charged as imputed income for the officers. For business meetings, all of the Named Executive Officers are provided first class air accommodations on domestic U.S. flights and business class accommodations on international flights. Reimbursement for spousal travel is also permitted when the spouse accompanies the Named Executive Officers for business meetings, which reimbursement is charged as imputed income for the Named Executive Officers. The Named Executive Officers are eligible to have the Company pay for country club memberships, including initiation fees on a grossed-up tax basis plus monthly dues not grossed-up for taxes. The Named Executive Officers are charged with imputed income for the nonbusiness portion of the monthly dues. The Named Executive Officers, plus a member of other executives at the Company and its subsidiaries, are entitled to be reimbursed for that portion of annual physical examinations not covered by the Company's health insurance. The Named Executive Officers, plus a number of other executives at the Company and its subsidiaries, are entitled to use Company owned recreational facilities and are charged with $250 of imputed income per night's usage.

Stock Appreciation Rights Grants in Last Fiscal Year

        The following table presents information on the SARs which were granted to the five Named Executive Officers during 2004 (on April 19, 2004). The practice of granting stock options, which include dividend equivalent shares, has been followed each year since 1987. In 2004, the Company granted freestanding SARs for the first time instead of nonqualified stock options.

STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying SARs Granted(1)(2) (#)	Percent of Total SARs Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	Grant Date Present Value(3) ($)
Robert F. Clarke	135,000	39%	$26.02	April 19, 2014	$689,175
Constance H. Lau	50,000	14	26.02	April 19, 2014	255,250
T. Michael May	50,000	14	26.02	April 19, 2014	255,250
Eric K. Yeaman	30,000	9	26.02	April 19, 2014	153,150
Peter C. Lewis	24,000	7	26.02	April 19, 2014	122,520

(1)
These SARs vest in four equal annual installments. Additional dividend equivalent shares are granted at no additional cost throughout the four-year vesting period. Dividend equivalents are computed, as of each dividend record date throughout the four-year vesting period, both with respect to the number of shares under the SARs and with respect to the number of dividend equivalent shares previously credited to the Named Executive Officer and not issued during the period prior to the dividend record date. Accelerated vesting is provided in the event a change-in-control occurs.

(2)
Adjusted for 2-for-1 stock split on June 10, 2004.

(3)
Based on a Binomial Option Pricing Model, which is a variation of the Black-Scholes Option Pricing Model, calculated by the Compensation Committee's independent compensation consulting firm. The Binomial Value is $5.105 per share. The following assumptions were used in the model: Stock Price: $26.02; Term: 10 years; Volatility: .1666; Risk-free Interest Rate: 3.36%; and Dividend Yield: 5.83%. The following were the valuation results: Binomial SARs Value: $2.385; Dividend Credit Value: $2.72; and Total Value: $5.105.

  In calculating the grant date present values set forth in the table, the volatility and dividend yield were based on the monthly closing stock prices and dividends for the three-year period preceding the grant date. The risk-free interest rate was fixed on the date of grant at the rate of return on a stripped U.S. Treasury Bill with a term to maturity approximately equal to the SARs expected life. Dividend equivalents are payable on the SARs for a period of four years. The value of the dividend equivalents was determined on the basis of the dividend yield, using the monthly closing stock prices and dividends for the three-year period preceding the grant date. The use of different assumptions can produce significantly different estimates of the present value of SARs. Consequently, the grant date present value set forth in the table is only theoretical and may not accurately represent present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the SAR is exercised, plus the value of the dividend equivalents.

Aggregated Option/SARs Exercises and Fiscal Year-End Option Values

        The following table shows the stock options, including dividend equivalents, exercised by the Named Executive Officers in 2004. No stock appreciation rights were exercised or exercisable in 2004. Also shown is the number of securities underlying unexercised options and SARs and the value of unexercised in the money options and SARs, including dividend equivalents, at the end of 2004. Under the Stock Option and Incentive Plan, dividend equivalents have been granted to each of the Named Executive Officers as part of stock option and SARs.

        Dividend equivalents permit a participant who exercises a stock option or SARs to obtain at no additional cost, in addition to the option shares or shares underlying SARs, the amount of dividends declared on the number of shares of Common Stock with respect to which the option or SARs is exercised during the period between the grant and the exercise of the option or SARs. Dividend equivalents are computed, as of each dividend record date throughout the four-year vesting period, both with respect to the number of shares under the option or SARs and with respect to the number of dividend equivalent shares previously credited to the Named Executive Officer and not issued during the period prior to the dividend record date.

AGGREGATED OPTIONS/SARs EXERCISED IN 2004,
AND DECEMBER 31, 2004 OPTION/SARs VALUES(1)

	Exercised in 2004				Unexercised at December 31, 2004
					Number of Options/SARs (Including Dividend Equivalents) at Fiscal Year-End		Value of Unexercised Options/SARs (Including Dividend Equivalents) at Fiscal Year-End(2)
		Dividend Equivalents Acquired On Exercise (#)		Value Realized On Dividend Equivalents ($)
	Shares Acquired On Exercise (#)		Value Realized On Options ($)
Name					Exercisable/ Unexercisable (#)		Exercisable/ Unexercisable ($)
Robert F. Clarke	100,000	27,930	1,034,900	721,845	178,021/	190,489	2,199,253/	2,467,412
Constance H. Lau	10,000	3,194	78,150	80,229	209,019/	89,637	3,080,177/	1,122,934
T. Michael May	60,000	17,257	714,900	475,410	79,746/	89,637	987,678/	1,122,934
Eric K. Yeaman	—	—	—	—	5,479/	19,893	57,263/	272,527
Peter C. Lewis	32,500	6,633	306,150	182,680	—/	40,921	—/	623,791

(1)
Adjusted for 2-for-1 stock split on June 10, 2004.

(2)
Value based on closing price of $29.15 per share on the New York Stock Exchange on December 31, 2004.

Long-Term Incentive Plan (LTIP) Awards

        The table on page 21 lists the LTIP awards made to the Named Executive Officers during 2004. The table shows potential payments that are tied to performance over a three-year period (2004-2006) relating to two separate HEI goals for all the Named Executive Officers except Mr. May (who has a third goal in addition to the two HEI goals listed immediately below) and Ms. Lau (who has four separate goals that are unique to her).

        The two separate HEI goals are (1) return on average common equity for HEI (weighted 60%), and (2) total return to HEI shareholders (weighted 40%). The weighting of each goal applies to all the Named Executive Officers except Mr. May and Ms. Lau. The Company's performance for the return on average common equity goal is based on an internal goal. The Company's performance for the total return to shareholders goal is measured against the Edison Electric Institute ("EEI") Index of Investor-Owned Electric Companies ("Peer Group") as of December 31, 2006. This is the same Peer Group used for the Shareholder Performance Graph shown on page 30. However, the performance of the LTIP Peer Group is calculated on a noncapitalized weighted basis whereas the Shareholder Performance Graph Peer Group is calculated on a capitalized weighted basis. The LTIP uses a noncapitalized weighted basis so as not to give a disproportionate emphasis to the larger companies in the Peer Group. For Mr. May, the two goals set forth above are (1) return on average common equity (weighted 30%), and (2) total return to shareholders (weighted 20%). Mr. May's third goal (weighted 50%) is based on a prorated percent of allowed return on average common equity for Hawaiian Electric Company, Inc. and subsidiaries ("consolidated HECO") for the same three-year LTIP cycle. Ms. Lau's four goals for the 2004-2006 LTIP cycle are (1) return on average common equity for American Savings Bank F.S.B. ("ASB") (weighted 40%), (2) ASB net income (weighted 40%), (3) ASB fee income (weighted 10%) and (4) ASB efficiency ratio (weighted 10%).

        The threshold for minimum awards under the 2004-2006 LTIP with respect to the return on average common equity goal for the Company is 10.54%. The threshold minimum award with respect to the total return to shareholders goal will be earned if the Company's performance is at the 30th percentile of the Peer Group. Mr. May's threshold minimum for his third goal, which must be achieved in at least two out of three years during the LTIP cycle, is a prorated percent of allowed return on average common equity for consolidated HECO of 90%. Ms. Lau's threshold minimum for her four ASB goals, which must be achieved in at least two out of three years during the LTIP cycle, is: (1) a return on average common equity of 12.00%, (2) average net income of $60.1 million, (3) average fee income of $42 million and (4) efficiency ratio of 54.86% which must be achieved at the end of the third year.

        Maximum awards with respect to the Company's return on average common equity goal will be earned if the Company's return on average common equity is 14.26%. Maximum awards with respect to the Company's total return to shareholders will be earned if the Company's performance is measured at the 70th percentile of the Peer Group. For Mr. May, the maximum award on his third goal will be earned if the prorated percent of allowed return on average common equity for consolidated HECO equals 100%. For Ms. Lau, the maximum award for her four ASB goals will be earned based on: (1) a return on average common equity of 11.75%, (2) average net income of $74.7 million, (3) average fee income of $48.3 million and (4) efficiency ratio of 50.75%, which must be achieved at the end of the third year. Earned awards are distributed in the form of 60% cash and 40% Common Stock with the maximum award level for each Named Executive Officer ranging from 120% to 160% of the midpoint of the officer's salary grade range at the end of the three-year performance period.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

		Estimated Future Payouts
Name	Three-Year Performance Cycle Ending Date	Minimum Threshold(1) ($)	Target ($)	Maximum ($)
Robert F. Clarke	12/31/06	$294,000	$588,000	$1,176,000
Constance H. Lau	12/31/06	227,625	455,250	910,500
T. Michael May	12/31/06	207,000	414,000	828,000
Eric K. Yeaman	12/31/06	114,900	229,800	459,600
Peter C. Lewis(2)	12/31/06	94,500	189,000	378,000

(1)
Assumes meeting minimum threshold on all goals; however, if only one goal (weighted 40%) is met, the minimum threshold estimated future payout would be: Mr. Clarke — $117,600; Mr. Yeaman — $45,960; and Mr. Lewis — $37,800. For Mr. May, if only one goal (weighted 20%) is met, the minimum threshold estimated future payout would be $41,400. For Ms. Lau, if only one goal (weighted 10%) is met, the minimum threshold estimated future payout would be $22,673. There is no LTIP payout unless the minimum threshold is met on at least one of the goals.

(2)
If there is a payout under the 2004-2006 LTIP, Mr. Lewis will only be eligible to receive one-third of the award since he will have been an active employee for 17 months of the 36-month period.

Pension Plans

        All regular employees (including the Named Executive Officers) are covered by noncontributory, qualified defined benefit pension plans. The plans provide retirement benefits at normal retirement (age 65), reduced early retirement benefits and death benefits. The Named Executive Officers except Ms. Lau participate in the Retirement Plan for Employees of HEI and Participating Subsidiaries ("HEI Plan"). Ms. Lau participated in the HEI Plan while employed by HECO and HEI and is currently a participant in the American Savings Bank Retirement Plan ("ASB Plan"). Mr. Clarke and Mr. May also participate in the HEI Supplemental Executive Retirement Plan ("HEI SERP") and Ms. Lau also participates in the ASB Supplemental Retirement, Disability, and Death Benefit Plan ("ASB SERP") (see page 23).

        Some of the Named Executive Officers are affected by Internal Revenue Code ("IRC") limitations on qualified plan benefits. They are, therefore, also covered under the HEI Excess Benefit Plan ("Excess Plan") and the HEI Excess Pay Supplemental Executive Retirement Plan ("Excess Pay SERP"), which are noncontributory, nonqualified plans.

        The following table shows estimated annual pension benefits payable at retirement under the HEI Plan, Excess Plan and Excess Pay SERP based on base salary that is covered under the three plans and years of service with the Company and other participating subsidiaries.

PENSION PLAN TABLE

	Years of Service
Remuneration
	5	10	15	20	25	30	35
$250,000	25,500	51,000	76,500	102,000	127,500	153,000	167,500
300,000	30,600	61,200	91,800	122,400	153,000	183,600	201,000
350,000	35,700	71,400	107,100	142,800	178,500	214,200	234,500
400,000	40,800	81,600	122,400	163,200	204,000	244,800	268,000
450,000	45,900	91,800	137,700	183,600	229,500	275,400	301,500
500,000	51,000	102,000	153,000	204,000	255,000	306,000	335,000
550,000	56,100	112,200	168,300	224,400	280,500	336,600	368,500
600,000	61,200	122,400	183,600	244,800	306,000	367,200	402,000
650,000	66,300	132,600	198,900	265,200	331,500	397,800	435,500
700,000	71,400	142,800	214,200	285,600	357,000	428,400	469,000
750,000	76,500	153,000	229,500	306,000	382,500	459,000	502,500
800,000	81,600	163,200	244,800	326,400	408,000	489,600	536,000

        The HEI Plan provides a monthly retirement pension for life. Benefits are determined by multiplying years of credited service and 2.04% (not to exceed 67%) times the participant's Final Average Compensation (average base salary as shown for the Named Executive Officers in the Summary Compensation Table for any consecutive 36 months out of the last 10 years that produces the highest monthly average) without any offset for social security. As of December 31, 2004, the Named Executive Officers had the following number of years of credited service under the HEI Plan: Mr. Clarke, 17 years; Mr. May, 12 years; Ms. Lau, 15 years; Mr. Yeaman, 1 year; and Mr. Lewis, 36 years.

        Benefits under the ASB Plan are determined by multiplying years of credited service (not to exceed 35 years) and 1.5% times the participant's Final Average Compensation (average compensation as shown for Ms. Lau in the Summary Compensation Table for the highest five of the last ten years of credited service) without any offset for social security. As of December 31, 2004, Ms. Lau had five years of credited service under the ASB Plan.

        Section 415 of the IRC limits the retirement benefit that a participant can receive from qualified retirement plans such as the HEI Plan and ASB Plan. The limit for 2004 was $165,000 ($170,000 for 2005) per year at age 65. The Company adopted the Excess Plan to provide benefits that cannot be paid from the qualified plans due to this maximum limit, based on the same formula as the qualified plans.

        IRC Section 401(a)(17) limits a participant's compensation that can be recognized under qualified retirement plans. The limit on the maximum compensation for 2004 under IRC Section 401(a)(17) was $205,000 ($210,000 for 2005). The Company adopted the Excess Pay SERP to provide benefits that cannot be paid from the qualified plans due to the maximum compensation limit under IRC Section 401(a)(17), based on the same formula as the qualified plans.

        The Company also maintains two supplemental executive retirement plans ("HEI SERP" and "ASB SERP") for certain executive officers. Mr. Clarke and Mr. May participate in the HEI SERP and Ms. Lau participates in the ASB SERP. Benefits under the HEI SERP and ASB SERP are in addition to qualified retirement benefits payable from the HEI Plan, the ASB Plan and Social Security.

        Under the HEI SERP, the executive is eligible to receive, at age 60, a benefit of up to 60% (depending on years of credited service) of the participant's average compensation, which includes amounts received under the annual EICP in the highest three out of the last five years of service. The benefit payable under the HEI SERP is reduced by the participant's primary Social Security benefit and the benefit payable from the HEI Plan, but in no event is it less than the benefit that would be payable under the HEI Plan before any IRC Sections 415 and 401(a)(17) reductions. The HEI SERP provides for reduced early retirement benefits at age 50 with 15 years of service or age 55 with five years of service, and survivor benefits in the form of an annuity in the event of the participant's death after becoming eligible for early retirement. The overall total retirement benefits payable to Mr. Clarke in the form of a straight life annuity projected to age 65 is $565,319, based on his current compensation level ($93,441 from the HEI Plan, $272,086 attributed to the HEI SERP, $199,792 calculated under the Excess Pay SERP and no amount owing from the Excess Plan). The overall benefits payable to Mr. May in the form of a straight life annuity projected to age 65 is $285,759, based on his current compensation level ($84,624 from the HEI Plan, $70,879 attributed to the HEI SERP, $130,256 calculated under the Excess Pay SERP and no amount owing from the Excess Plan).

        The ASB SERP provides a benefit at age 65 of up to 60% (depending upon years of service) of the participant's average compensation (including 50% of the amounts received under the annual EICP) in the highest five consecutive years out of the last ten years of service, reduced by the participant's primary Social Security benefit and the benefit payable from the ASB and HEI Plans, but in no event is it less than the benefit that would be payable under the ASB Plan before any IRC Sections 415 and 401(a)(17) reductions. The ASB SERP also provides for termination and survivor benefits in certain circumstances. The overall total retirement benefits payable to Ms. Lau in the form of a straight life annuity projected to age 65 is $499,931, based on her current compensation level ($53,300 from the ASB Plan, $63,427 from the HEI Plan, $383,204 calculated under the HEI Excess Pay SERP and no amounts owing under the Excess Plan or the ASB SERP).

Change-in-Control Agreements

        Since 1989, the Company has entered into change-in-control agreements with certain executives, including the Named Executive Officers listed in the Summary Compensation Table, to encourage and ensure their continued attention and dedication to the performance of their assigned duties without distraction in the event of potentially disruptive circumstances arising from a change-in-control of the Company.

        Each agreement provides that benefits, compensation and position responsibility of these officers will remain at existing levels for a period of two years following a "change-in-control," unless the "Expiration Date" of the agreement has occurred. A "Change-in-Control" is defined to include a change-in-control required to be reported under the proxy rules in effect on the date of the agreements, the acquisition by a person (as defined under the Securities Exchange Act of 1934) of 25% or more of the voting securities of the Company, or specified changes in the composition of the Board of Directors of the Company following a merger, tender offer or certain other corporate transactions. "Expiration Date" is defined as the earliest to occur of the following:

  (1)
  two years after a change-in-control;

  (2)
  termination of the executive's employment by the Company for "Cause" (as defined in the agreement) or by the executive other than for "Good Reason" (as defined in the agreement);

  (3)
  retirement; or

  (4)
  termination of the agreement by the Company's Board of Directors, or termination of the executive's employment prior to a change-in-control.

        If the employment of one of these executives is terminated after a change-in-control and prior to the expiration date, the Company is obligated to provide a lump sum severance equal to 2.99 times the executive's average W-2 earnings for the last five years (or such lesser period that the executive has been employed by the Company), subject to certain limitations. In the event of a change-in-control, all outstanding stock options would be accelerated and become immediately exercisable.

Compensation Committee Report on Executive Compensation

Introduction

        The Compensation Committee of the Board, which is composed entirely of nonemployee, independent directors, makes decisions on executive compensation. The Committee has retained the services of an independent compensation consulting firm to assist the Committee in executive compensation matters.

Executive Compensation Philosophy

        The Committee applies the following principles for the executive compensation program:

  •
  maintains a compensation program that is fair in a competitive marketplace;

  •
  provides compensation opportunities that relate pay with the Company's annual and long-term performance goals which support growth in shareholder value;

  •
  recognizes and rewards individual initiative and achievements; and

  •
  allows the Company to attract, retain, and motivate qualified executives who are critical to the Company's success.

        The Committee believes that stock ownership by management is beneficial in aligning management's and shareholders' interests in improving shareholder value. It therefore uses stock options and stock payouts in the compensation program for the executive officers with a goal of increasing their stock ownership over time. In September 2003, the Board approved mandatory stock ownership guidelines for the Named Executive Officers and the Board.

Executive Compensation Program

        The Company's executive compensation program includes:

  •
  base salary;

  •
  potential for an annual bonus based on overall Company financial and operational performance as well as individual performance; and

  •
  the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests.

        The second and third elements constitute the "at-risk" portion of the compensation program and are designed to link the interests of the executive with those of the shareholders. This means that total compensation for each executive may change significantly from year to year depending on the short- and long-term performance of the Company and its subsidiaries.

Base Salary

        The Committee reviews salaries for executive officers in April of each year. Periodically, the Committee reviews the salaries of the executive officers with the Committee's independent compensation consultant. The consultant examines the position and responsibilities of each officer at HEI and its subsidiaries against similar positions in similar organizations. All compensation is benchmarked against the fiftieth percentile or midpoint of pay practices found in similar organizations.

        At Hawaiian Electric Industries, Inc. ("holding company"), Hawaiian Electric Company, Inc. ("electric utilities") and American Savings Bank ("financial institution"), salaries for executive officers are based on competitive data drawn from compensation surveys and are weighted as follows:

  •
  holding company — other electric utilities (25%), other financial institutions (25%), and general industry (50%)

  •
  electric utilities — other electric utilities (100%)

  •
  financial institution — other financial institutions (100%)

        Based on the information from these surveys, the consultant recommends a salary range for each executive officer position. The midpoint of the range approximates the fiftieth percentile of the survey data and the range has a spread of plus and minus 20% around this midpoint. Actual setting of an executive officer's base salary (except for Mr. Clarke) is based on Mr. Clarke's recommendation and the Committee's approval.

        Mr. Clarke's base salary is determined through the Committee and the Board's overall evaluation of his performance during the preceding year. This evaluation is subjective in nature and takes into account all aspects of his responsibilities at the discretion of the Committee. Based on the survey data provided by the consultant, the resulting salary range recommendation, and the Committee's and the Board's overall evaluation of Mr. Clarke's performance during 2003, Mr. Clarke's base salary was increased from an annual rate of $688,300 to an annual rate of $725,000, effective May 1, 2004. The other Named Executive Officers also received salary increases ranging from 2.9% to 3.9%.

Annual Executive Incentive Compensation Plan

        Under the Executive Incentive Compensation Plan ("EICP"), annual incentive awards are granted upon the achievement of financial and nonfinancial performance measures established by the Committee in the early part of each calendar year. The measures are stated in terms of minimum, target and maximum goals. These measures, which may differ for individual Named Executive Officers, include:

  •
  earnings per share;

  •
  company (subsidiary) net income;

  •
  total return to shareholders measured against the Edison Electric Institute (EEI) Index of Investor-Owned Electric Companies (Peer Group) for the same period;

  •
  company specific financial, operational and strategic goals;

  •
  measurement of individual officers actual administrative and general expenses against budgeted expenses established at the beginning of the year; and

  •
  individual officer's performance.

        Under the 2004 EICP, Mr. Clarke received a payout of $1,022,000 in early 2005. This resulted from achievement of (1) the earnings per share goal (weighted 60%) at maximum level, (2) total return to shareholders goal at maximum (weighted 15%), (3) one individual operational goal (weighted 10%) at target level, (4) one individual operational goal (weighted 10%) at maximum level, and one individual operational goal (weighted 5%) at minimum level. In calculating the earnings per share results to determine if a payout should be made to Mr. Clarke, the Committee made an adjustment to the actual 2004 earnings per share by excluding the net $22.8 million real estate investment trust (REIT) charge to earnings at the Bank because the charge was not a real economic loss, but rather a timing difference in the payment of taxes to the State of Hawaii. The EICP award for Mr. Clarke was exclusively based on the foregoing measures. No further adjustment was made by the Committee. If the Committee had not made this adjustment, there would have been no payout for Mr. Clarke under the 2004 EICP. This is because the EICP has an earnings threshold which must be met before any awards can be considered under the EICP and, without the adjustment, the earnings threshold would not have been met. The other Named Executive Officers also received EICP payouts under the 2004 EICP. In calculating their payouts, the net $22.8 million REIT charge to earnings at the Bank was also excluded. For the same reasons as stated above for Mr. Clarke, Ms. Lau, Mr. Yeaman and Mr. Lewis would not have received any payout under the 2004 EICP and Mr. May's payout would have been reduced by $86,625 without the REIT adjustment.

        In February 2005, the Committee established the 2005 EICP financial and other operational measures for the Named Executive Officers. Mr. Clarke has an earnings per share goal (weighted 60%), a total return to shareholders goal (weighted 15%) and three operational goals related to the subsidiary companies (weighted 5%, 10% and 10% respectively). Mr. Yeaman has an earnings per share goal (weighted 30%), a total return to shareholders goal (weighted 30%) and two individual operational goals (weighted 30% and 10% respectively). Patricia Wong, who is succeeding Mr. Lewis in April 2005, has an earnings per share goal (weighted 40%), a total return to shareholders goal (weighted 20%) and two individual operational goals (weighted 30% and 10% respectively). Mr. May has a consolidated utility net income goal (weighted 30%), an HEI earnings per share goal (weighted 15%), a consolidated utility capital expenditures goal (weighted 5%) and six utility operational goals (weighted 5%, 5%, 10%, 10%, 10% and 10% respectively). Ms. Lau has a Bank net income goal (weighted 75%) and one Bank operational goal (weighted 25%).

        The EICP has a minimum financial performance threshold linked to earnings per share or net income (based on whether the measurement is at the Company or subsidiary level) which must be achieved before a bonus can be considered. The current minimum, target and maximum award level ranges differ for each of the Named Executive Officers and are based on a September 2003 competitive assessment undertaken by the Committee's independent compensation consultant which looked at EICP award level opportunities from a cross-section of all industries, including some of the electric companies included in the Shareholder Performance Graph. The maximum awards under the EICP for each of the Named Executive Officers currently range from 90% to 160% of the midpoint of the executive salary grade ranges at the end of the year. For 2005, Mr. Clarke's maximum award level is 160% of the midpoint ($718,000 for 2005) of his salary grade range at the end of the year.

Long-Term Incentive Plan

        The Company provides a long-term incentive plan ("LTIP") that is linked to the long-term financial performance of the Company. All awards under the LTIP are paid 60% in cash and 40% in HEI Common Stock. The LTIP goals are based on achieving financial criteria established by the Committee for a three-year performance period. A new three-year performance period starts each year.

        For the three-year cycle ending December 31, 2004, all of the Named Executive Officers, except Ms. Lau, received an LTIP award at the maximum level for the total return to shareholders goal (weighted 40% for the Named Executive Officers except for Mr. May whose weighting for the goal is 20%). There was no payout for the return on average common equity goal. The Company's total return to shareholders for the three-year cycle was 69.56% compared to the median for the Peer Group of 31.86%. Mr. Clarke received a payout of $420,000 in early 2005 for the 2002-2004 total return to shareholders goal. The other Named Executive Officers except Ms. Lau also received a payout for this goal. Mr. May received no LTIP award for his third goal, consolidated utility return on average common equity as a percent of allowed return (weighted 50%). Ms. Lau's LTIP goals related only to the Bank's performance. For her return on average common equity goal (weighted 50%), she received an LTIP award between the minimum and target level. For the net income goal (weighted 25%), she received an LTIP award between the target and maximum level. In calculating the payout for these two awards, the net $22.8 million charge to earnings at the Bank in 2004 were excluded for the same reason as stated above for the 2004 EICP payout under the heading Annual Executive Incentive Compensation Plan. If the Committee had not made this adjustment, there would have been no payout for these two goals and Ms. Lau's LTIP payout would have been reduced by $214,860. For the fee income goal (weighted 25%), she received an LTIP award at maximum level.

        In February 2005, the Committee established the financial measures for the 2005-2007 cycle for the Named Executive Officers at HEI, which includes Ms. Wong who will be succeeding Mr. Lewis in April 2005. There are two goals for the Named Executive Officers at HEI: (1) HEI return on average common equity goal (weighted 60%) and (2) total return to shareholders goal (weighted 40%). The return on average common equity goal is based on HEI's 3-year return on average common equity measured against internal minimum, target and maximum goals for HEI. The total return to shareholder goal is measured against the Peer group and is based on HEI's percentile position compared to the Peer Group, measured at minimum, target and maximum levels.

        For Mr. May, the HEI return on average common equity goal is weighted 30% and the total return to shareholders is weighted 20%. In addition, Mr. May has a third LTIP goal (weighted 50%) measured against the consolidated utility companies' allowed rate of return on average common equity. Ms. Lau has four LTIP goals relating to American Savings Bank's (1) return on average common equity (weighted 40%), (2) net income (weighted 40%), (3) fee income (weighted 10%) and (4) efficiency ratio (weighted 10%). The achievement of each goal for the Named Executive Officers is expressed in terms of minimum, target and maximum levels. The LTIP award levels for each of the Named Executive Officers are established by the Committee based on recommendations from the Committee's independent compensation consultant. The current minimum and maximum award level ranges differ for each of the Named Executive Officers and are based on a September 2003 competitive assessment undertaken by the Committee's independent compensation consultant which looked at LTIP award level opportunities from a cross-section of all industries, including some of the electric companies included in the Shareholder Performance Graph. The maximum award levels under the LTIP for each of the Named Executive Officers currently range from 120% to 160% of the midpoint of the salary grade range at the end of the three-year period. Mr. Clarke's maximum award level is 160% of the midpoint (estimated to be $754,000 at the end of 2007) of his salary grade range at the end of the three-year period. These goals are covered in more detail in the discussion of the Long-Term Incentive Plan ("LTIP") Awards on pages 19 and 20.

Stock Options and SARs

        The Committee can grant nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, and dividend equivalents based on the 1987 Stock Option and Incentive Plan of Hawaiian Electric Industries, Inc. (as amended and restated effective April 20, 2004). Prior to 2004, only nonqualified stock options with dividend equivalents were issued to the Named Executive Officers under the Plan. In 2004, the Committee for the first time granted Stock Appreciation Rights (SARs) with SARs dividend equivalents to the Named Executive Officers. The number of SARs grants for each of the Named Executive Officers is based on a September 2003 competitive assessment undertaken by the Committee's independent compensation consultant which looked at grants from a cross-section of all industries, including some of the electric companies included in the Shareholder Performance Graph. Based on this assessment, the consultant recommended a range of SAR grants for each of the Named Executive Officers. This range took into account the fact that a portion of the officer's long-term incentive opportunity is delivered through participation in the LTIP. In granting stock options or SARs, the Committee takes into consideration the amount and value of current options and SARs outstanding. The grants are intended to retain the officers, motivate them to improve long-term stock performance and to increase their ownership position in the Company over time. Stock options and SARs are granted at average fair market value which is based on the average of the daily high and low sales prices of HEI Common Stock on the New York Stock Exchange during the calendar month immediately preceding the date of grant. Stock options and SARs generally vest in equal installments over a four-year period.

        In 2004, the Compensation Committee granted Mr. Clarke a SARs award of 135,000 shares of HEI Common Stock (reflecting the stock split) plus SARs dividend equivalents with an exercise price of $26.02 per share. The award was based on the consultant's recommendation and the independent evaluation of an appropriate award level by the Committee. In this evaluation, the Committee took into account prior grants to Mr. Clarke and an overall subjective evaluation of his job performance. To receive the SARs dividend equivalents which accrue only during the first four years following a SARs grant, Mr. Clarke must exercise the underlying SARs before the expiration of the ten-year period from the date the SARs was granted. The other Named Executive Officers also received the following SARs awards of HEI Common Stock plus SARs dividend equivalents in 2004: Ms. Lau 50,000 shares; Mr. May 50,000 shares; Mr. Yeaman, 30,000 shares; and Mr. Lewis 24,000 shares.

        In December 2002, the Company elected to adopt the fair value based method of accounting for its stock options, as prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended.

Other Compensation Plans

        The Named Executive Officers participate in certain broad-based employee benefit plans and executive retirement and death benefits adopted by the Company. Other than the HEI Retirement Savings Plan (which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (IRC)), which offers the HEI Common Stock as one of the investment options, benefits under these other plans are not tied to Company performance.

        The Company provides additional retirement benefits which are discussed on pages 22 to 23 for the Named Executive Officers and certain other employees. In the event of death during active employment, the Company also provides all the Named Executive Officers (except Ms. Lau) and certain other employees $50,000 term life insurance plus an amount equal to two times the employee's salary on an after-tax basis at the date of death, paid by the Company to the employee's beneficiary. If the employee dies after retirement, this benefit is reduced to $20,000 term life insurance plus an amount equal to one times the employee's salary at retirement, also on an after-tax basis. For Ms. Lau, American Savings Bank provides term life insurance equal to one and one-half times her salary at the date of death in the event of death during active employment. If Ms. Lau dies after retirement, the Company provides a payout to her beneficiary in an amount equal to one times her salary at the date of her retirement on an after-tax basis.

        Finally, the Committee reviewed the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (IRC), relating to the $1 million deduction cap for executive salaries and believes that no compensation for the five highest paid Named Executive Officers will be governed by this regulation except for Mr. Clarke and Ms. Lau. Compensation alternatives to comply with IRC Section 162(m) were approved by the shareholders at the 2003 Annual Meeting. The Committee will take Section 162(m) into account as one of the factors it considers in establishing executive compensation and will award deductible compensation to the extent consistent with its overall compensation policy. However, the Committee may determine to award compensation in excess of Section 162(m) deduction limits as it deems appropriate.

SUBMITTED BY THE
COMPENSATION COMMITTEE
OF THE HEI BOARD OF DIRECTORS

Bill D. Mills, Chair
Don E. Carroll
Victor H. Li
A. Maurice Myers
Diane J. Plotts

Shareholder Performance Graph

        The graph below compares the cumulative total shareholder return on HEI Common Stock against the cumulative total return of companies listed on Standard & Poor's ("S&P") 500 Stock Index and the EEI Peer Group (64 companies were included in the Peer Group in 2004). The companies comprising the EEI Peer Group serve over 90% of the customers of the investor-owned electric utility industry. The graph is based on the market price of common stock for all companies at December 31 each year and assumes that $100 was invested on December 31, 1999 in HEI Common Stock and the common stock of all companies and that dividends were reinvested for all companies.

Comparison of Five-Year Cumulative Total Return
Among Hawaiian Electric Industries, Inc.,
S&P 500 Index, and EEI Peer Group

1999-2004

Audit Committee Report

        The Audit Committee is responsible for providing independent, objective oversight of HEI's accounting functions and internal controls. It operates and acts under a written charter, which was adopted and approved by the Committee and the HEI Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix B and may also be viewed on the Company's website. The Board has determined that the four directors of the Audit Committee meet the independence and other qualification requirements of the New York Stock Exchange Listed Company Manual and applicable securities laws. Ms. Plotts, Dr. Daniel and Mr. Taniguchi have been determined by the Board of Directors to be the "audit committee financial experts" on the Audit Committee. In addition, the Committee has standby agreements with its own independent legal counsel and accounting advisors.

        The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the Company's consolidated financial statements and reporting process, including the systems of internal control. The independent registered public accounting firm has the responsibility for the independent audit of the consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U. S. generally accepted accounting principles.

        In connection with these responsibilities, the Audit Committee held five regular and four special meetings in 2004. In these meetings with management and KPMG LLP, HEI's independent registered public accounting firm, the Committee's review and discussion included the audited consolidated financial statements, audit plan, and quality/adequacy of internal controls. The Committee believes that management maintains effective systems of internal control that result in fairly presented consolidated financial statements. Discussions with KPMG LLP included the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards §380), which incorporates information regarding the scope and results of the audit.

Auditors' Independence

        KPMG LLP provided the Committee with written disclosures and a letter regarding its independence from management as required by Independence Standards Board Standard No. I (Independence Discussions with Audit Committee). Based on its review of the disclosure statements and discussions with KPMG LLP, the Audit Committee satisfied itself as to the independence of the external auditor.

Auditors' Fees

        The following table sets forth the aggregate fees billed to HEI for the years ended December 31, 2004 and 2003 by KPMG LLP:

	2004		2003
	Fees	%	Fees	%
Audit fees (principally consisted of fees associated with the audit of the consolidated financial statements and internal control over financial reporting (SOX 404), quarterly reviews, issuances of letters to underwriters, accounting consultations on matters reflected in the financial statements, statutory audits, review of registration statements, and issuance of consents)	$2,615,000	96.8	$1,026,000	73.1
Audit-related fees (principally consisted of fees associated with the audit of the financial statements of certain employee benefit plans)	47,000	1.7	46,000	3.3
Tax fees (tax consultation and tax compliance services with respect to Federal and State taxes):
American Savings Bank	25,000	0.9	73,000	5.2
HEI Power Corp	0	0	183,000	13.0
Other	15,000	0.6	17,000	1.2
All other fees (advisement on Sarbanes-Oxley Act of 2002).	0	0	59,000	4.2

	$2,702,000	100.0	$1,404,000	100.0

        The Audit Committee approved and adopted preapproval policies and procedures for nonaudit services proposed to be performed by the Company's independent auditor. The policies and procedures were implemented in 2002. Departmental requests for nonaudit services are reviewed by senior management and, once approved, are forwarded to the Chair of the Audit Committee for preapproval. The Audit Committee ratifies the Chair's preapproval at its next scheduled meeting. In addition, the Audit Committee reviewed the professional fees billed by KPMG LLP and determined that the provision of nonaudit services was compatible with the maintenance of the auditors' independence. In addition, the Audit Committee, pursuant to the terms of its charter, approves all audit services to be performed by the independent auditor.

        Based on its discussions with management and KPMG LLP and review of their representations, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in HEI's 2004 Annual Report on Form 10-K.

SUBMITTED BY THE
AUDIT COMMITTEE
OF THE HEI BOARD OF DIRECTORS

Diane J. Plotts, Chair
Shirley J. Daniel
Thomas B. Fargo
Barry K. Taniguchi

Indebtedness of Management

Did the Company or any subsidiary provide loans to directors or executive officers?

        American Savings Bank, F.S.B. ("ASB"), a subsidiary of the Company, offers preferential employee rate loans to its directors and executive officers, as allowed by the amended Federal Reserve Act.

        Three ASB directors who are also directors of HEI (Mr. Clarke, Ms. Plotts, and Mr. Watanabe), whose aggregate indebtedness to ASB exceeded $60,000 at any time during 2004, received preferential rate loans as shown below.

Name	Largest Loan Amount Outstanding During 2004	Loan Amount Outstanding on 1/31/05	Type of Transaction	Average Interest Rate Charged(1)
Robert F. Clarke	$912,607	$868,416	First Mortgage	3.000%
Diane J. Plotts	469,558	457,269	First Mortgage	2.625%
Jeffrey N. Watanabe	589,204	572,005	First Mortgage	3.750%

(1)
The first mortgage rate is based on ASB's policy for employees and directors using a formula of .50% premium above the cost of funds or .50% premium above the Applicable Federal Rate established by the Internal Revenue Service, whichever is greater. The second mortgage rate uses the same formula with a premium of 1.0%.

        ASB made other loans, established lines of credit and issued credit cards to directors and executive officers of the Company, and to members of their immediate families. These loans and extensions of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Transactions with Directors and Executive Officers

Did the Company enter into any transactions with directors or executive officers?

        Director Jeffrey Watanabe is a partner in the law firm of Watanabe Ing Kawashima and Komeiji LLP which performed legal services for the Company and certain of its subsidiaries during 2004.

Other Information

How is the solicitation to be made and what is its cost?

        The Company pays all expenses of the proxy solicitation. Georgeson Shareholder Communications Inc. has been hired to assist in the distribution of proxy materials and solicitation of votes for $5,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their expenses to forward proxy and solicitation material to shareholders.

What is the deadline for submitting a proposal for next year's Annual Meeting?

        Shareholders who want to have a proposal included in the Proxy Statement and form of proxy for the 2006 Annual Meeting of Shareholders must notify the Secretary of the Company in writing. The proposal must be received by December 1, 2005.

How can business matters be brought before the Annual Meeting and how will they be voted?

        Shareholders who want to properly present business before the Annual Meeting must give notice to the Secretary of the Company no later than 60 days nor earlier than 90 days prior to the anniversary date of the preceding year's annual meeting. To be timely in the year 2006, notice must be received by the Secretary of the Company no later than February 25, 2006 nor earlier than January 26, 2006. The notice must be in writing and state the reason and brief description of the business, the name and address of the shareholder, number of shares of Common Stock owned by the shareholder, and any material interest of the shareholder in such business, and include a representation that the shareholder will present the business before the meeting in person or by proxy.

How can shareholders make recommendations for director nominees?

        You can recommend any person as a director of HEI to the Nominating and Corporate Governance Committee by writing to the Committee in care of the Secretary, Hawaiian Electric Industries, Inc., P. O. Box 730, Honolulu, Hawaii 96808-0730. Recommendations must be received by December 1, 2005 for consideration by the Committee for the 2006 Annual Meeting of Shareholders. The recommendation must include the nominee's qualifications to be a director of the Company and other relevant biographical information and confirmation of the nominee's consent to serve. In addition, a shareholder nominating any person for election to the board at the annual meeting must provide notice no later than February 25, 2006 nor earlier than January 26, 2006. The notice must be in writing and provide the information required to be disclosed in any filing made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. The nomination must be accompanied by a written confirmation of the nominee's consent to serve.

        If other business is properly brought before the Annual Meeting, or at any adjournment, the persons named on the enclosed proxy will vote your stock in accordance with their best judgement. The Company knows of no other business to be presented at the 2005 Annual Meeting.

        Please vote your proxy as soon as possible to make certain that your shares will be counted at the meeting.

Peter C. Lewis Vice President-Administration and Secretary

March 31, 2005

Hotel Street
Please be advised that parking in downtown Honolulu is very limited.
Alii Place
Bishop Square Parking
Parking entrance
Municipal Parking entrance
Parking exit
Pauahi Tower
Bishop Street
Alakea Street
American Savings Bank Tower 8th Floor
Meeting Site
Tamarind Park
South King Street

Appendix B

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
HAWAIIAN ELECTRIC INDUSTRIES, INC.
ADOPTED SEPTEMBER 17, 2002
(AS AMENDED APRIL 20, 2004)

Purpose

        There shall be a committee of the board of directors (the "Board") of Hawaiian Electric Industries, Inc. ("HEI" or the "Company") to be known as the audit committee (the "Committee"). The Committee shall assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

  •
  Monitor the quality and integrity of the Company's financial statements, financial reporting process and systems of internal controls regarding risk management, finance, accounting, and legal and regulatory compliance.

  •
  Monitor the independence and qualifications of the Company's registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Company's Annual Report on Form 10-K (referred to herein as the "independent auditors"); further, monitor the performance of the independent auditors and the internal auditing department.

  •
  Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board.

  •
  Issue the report pursuant to Item 306 of Regulation S-K of the Securities and Exchange Commission ("SEC") that is required to be included in the Company's annual proxy statement.

Membership

        The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, might interfere with their exercise of independent judgment as a committee member.

        The Committee will consist of a minimum of three members who shall be appointed annually by the Board. New members will be proposed by the nominating and corporate governance committee for approval and appointment by the Board. Vacancies on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. No member of the Committee shall be removed except by majority vote of the Board.

        A chairperson of the Committee shall be appointed by the Board. The Committee shall meet no less than four times a year. The chairperson of the Committee or a majority of the members of the Committee may also call a special meeting of the Committee. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

        Each member of the Committee shall be qualified to serve thereon under the requirements of the New York Stock Exchange ("NYSE") and any additional requirements that the Board deems appropriate.

        In this regard, each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must be designated by the Board to be the "Audit Committee Financial Expert," as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the "Act").

        No director may serve as a member of the Committee if such director serves on the Committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee. Any such determination must be disclosed in the Company's annual proxy statement.

Responsibilities

        The Committee shall provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to risk management, corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing it is the responsibility of the Committee to maintain free and open means of communication among the independent auditors, the internal auditors, management of the Company and the Board.

        In carrying out these responsibilities, the Committee will:

1.
Have sole authority (subject to shareholder ratification, if applicable) to retain and terminate the independent auditors who will audit the books of the Company and its subsidiaries (with the input, if the Committee so desires, of Company management and, as appropriate, management and boards of directors of the Company's subsidiaries). The independent auditors are ultimately accountable to the Committee.

2.
Have sole authority to approve the independent auditors' fee arrangements and other terms of service, and to approve all non-audit engagements of the independent auditors permitted by the Act, including the fees therefore and the terms of service (in each case, with the input, if the Committee so desires, of Company management and, as appropriate, management and boards of directors of the Company's subsidiaries). Approvals of all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit services will be made in advance of the provision of such services. The Committee may delegate the preapproval of audit and permitted non-audit services to one or more of its members, provided that such members shall report any such approvals to the full committee.

3.
At least annually, obtain and review a report by the independent auditors describing:

(a)
The independent auditors' internal quality-control procedures;

(b)
Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to address any such issues; and

  (c)
  All relationships between the independent auditors and the Company (in order to assess the independence of the independent auditors).

4.
Evaluate the qualifications, independence and performance of the Company's independent auditors, including the lead partner and reviewing partner of the independent auditors, and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant. The Committee will present its conclusions with respect to the independent auditor to the full Board.

(a)
In making its evaluation, the Committee will take into account the opinions of management and the Company's internal auditors.

(b)
The Committee shall engage in a dialogue with the independent auditors to confirm that audit partner compensation is consistent with applicable SEC rules.

(c)
The Committee shall further monitor compliance by the Company's independent auditors with the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder.

(d)
The Committee shall also monitor compliance by the Company of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder.

5.
Meet with the independent auditors, internal auditors and management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, monitor such plan's progress and results during the year, and, at the conclusion thereof, review such audit including any comments or recommendations of the independent auditors.

6.
Review with the independent auditors, internal auditors and Company management the adequacy and effectiveness of the risk, financial, accounting and internal controls of the Company as well as of the disclosure controls and procedures of the Company, and elicit any recommendations that they may have for the improvement of such internal and disclosure control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis will be given to the adequacy of such internal controls to expose any payments, transactions or procedures which might be deemed illegal or otherwise improper and the adequacy of disclosure controls to identify on a timely basis material information that should be disclosed to current and prospective investors. Further, the Committee will periodically review the Company's Corporate Code of Conduct. The Committee will also periodically discuss the Company's major financial risk exposures and steps management has taken to monitor and control such exposures.

7.
Review with the chief executive officer and chief financial officer and independent auditors, periodically, the following:

(a)
The Company's administrative, operational and auditing internal controls and evaluate whether the Company is operating in accordance with its prescribed policies, procedures and code of conduct.

(b)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information.

(c)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

8.
Review the certifications of the Chief Executive Officer and Chief Financial Officer required by Sections 302 and 906 of the Act. In addition, the Committee will review:

(a)
The adequacy and effectiveness of the Company's accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company's internal audit function, through inquiry and discussions with the Company's independent auditors and management of the Company; and

(b)
As required by applicable law, the yearly report prepared by management, and attested to by the Company's independent auditors, assessing the effectiveness of the Company's internal control over financial reporting and stating management's responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company's annual report.

9.
Regularly review the responsibilities, budget and staffing of the internal audit function of the Company, including the proposed programs for the coming year and the coordination of such programs with the independent auditors, with particular attention to maintaining the best possible effective balance between independent and internal auditing resources. In carrying out this review the Committee shall make inquiry and engage in separate discussions with the Company's independent auditors, internal auditors and management of the Company.

10.
Review summaries of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

11.
Discuss with management, the Company's independent auditors, and, if appropriate, the Company's internal auditors, the following information which is required to be reported by the independent auditor:

(a)
All critical accounting policies and practices to be used by the Company, and all material accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements, as are deemed appropriate for review by the Committee, prior to any interim or year-end filings with the SEC or other regulatory body.

(b)
Major issues regarding the accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

(c)
Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative Generally Accepted Accounting Principles ("GAAP") methods on the financial statements and all alternative treatments within GAAP of financial information that have been discussed by the independent auditors and management, and the treatment preferred by auditors.

(d)
The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(e)
All other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

12.
Receive and discuss periodic reports from the independent auditors, management, and Company's internal auditors on significant accounting or financial reporting developments that may have a bearing on the Company in order to assess the impact on the Company.

13.
Receive and review (1) pension audits of the HEI Retirement Plan, ASB Retirement Plan, Postretirement Welfare Benefits Plan for Employees of HECO and Participating Employees and (2) HEIRS (401-K) Plan audits.

14.
Discuss the disclosures and quarterly financial statements contained in the quarterly reports of HEI and Hawaiian Electric Company, Inc. ("HECO") on SEC Form 10-Q, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," with management and with the independent auditors to determine that the independent auditors concur with the disclosure and content of the financial statements presented to the shareholders. Any material changes in accounting principles or accounting for new significant items will be reviewed.

15.
Prior to the release of the annual report to shareholders and the reports of HEI and HECO on SEC Form 10-K, discuss disclosures and the financial statements to be contained therein, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," with management and with the independent auditors to determine that the independent auditors concur with the disclosure and content of the financial statements to be presented to the shareholders. Any material changes in accounting principles or accounting for significant new items will be reviewed.

16.
Discuss the Company's earnings press releases (especially the use of "pro forma" or "adjusted" information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance (if any) provided by the Company to analysts and rating agencies. This responsibility may be discharged generally (i.e., the Committee may discuss the types of information to be disclosed and the types of presentation to be made), and does not require that each earnings release or each provision of financial information and earnings guidance (if any) be discussed in advance.

17.
Meet separately, periodically, with management, with internal auditors, and with independent auditors.

18.
At all of its meetings make sufficient opportunity available for the independent auditors to meet with the members of the Committee without members of management present. The Committee must regularly review with the independent auditors any difficulties the auditor encountered in the course of the audit work, including any restrictions on the scope of the independent auditors' activities or on access to requested information, and any significant disagreements with management, including such matters as:

(a)
any accounting adjustments that were noted or proposed by the independent auditors but were "passed" (as immaterial or otherwise);

(b)
any communications between the independent auditors' audit team and national office respecting auditing or accounting issues presented by the engagement;

(c)
any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditors to the Company;

(d)
responsibilities, budget and staffing of the Company's internal audit function.

19.
Attempt to resolve all disagreements between the Company's independent auditors and management regarding financial reporting.

20.
With respect to the hiring of employees of the Company's independent auditors, it is the policy of the Company that the hiring of any such employee or former employee of the independent auditors must be approved in advance by the Committee, and that no employee of the independent auditor who, within one year prior to the initiation of the audit, participated in any capacity in the Company's audit shall be hired in a financial reporting oversight role, as defined in Rule 2-01 of Regulation S-X under the Securities and Exchange Act of 1934.

21.
Minutes of all meetings of the Committee shall be submitted to the Board of the Company for ratification. The Committee shall further report regularly to the full Board and will review with the full Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, the performance of the internal audit function and other matters of importance to the full Board.

22.
Meet with the Company legal counsel, as appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company.

23.
Issue the report pursuant to Item 306 of Regulation S-K of the SEC that is required to be included in the Company's annual proxy statement addressing the Committee's review of the Company's financial statements, certain communications with management and with the independent auditors, the Committee's recommendation as to whether the financial statements should be included in the Company's annual report on Form 10-K.

24.
Review the Company's policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Company and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company's independent auditors or internal auditors. The Committee shall further review and approve in advance any services provided by the Company's independent auditors to the Company's executive officers or members of their immediate family.

25.
At least annually, review the Company's program to monitor compliance with the Company's Corporate Code of Conduct, and meet periodically with HEI's Compliance Officer to discuss compliance with the Corporate Code of Conduct.

26.
Maintain procedures, as set forth in Annex A hereto, for the receipt, retention and treatment of complaints received by the Company regarding financial statement disclosures, accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

27.
Cause to be made an investigation into any appropriate matter brought to its attention within the scopes of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

28.
The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of the meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

29.
The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company's or the Board's policies or procedures.

30.
Obtain advice and assistance from outside legal, accounting or other advisors, as appropriate in the course of fulfilling its duties without the necessity of seeking Board approval, the cost of such advisors to be borne by the Company.

31.
Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

        In carrying out its responsibilities, the policies and procedures of the Committee should remain flexible in order that it can best react to changing conditions and assure the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

* * *

        While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

        In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee, in either instance absent actual knowledge to the contrary.

        Nothing contained in this charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under the applicable state and federal laws or the listing requirements of the NYSE which shall continue to set the legal standard for the conduct of the members of the Committee.

* * *

Annex A

Procedures for the Submission of Complaints or Concerns
Regarding Financial Statement Disclosures, Accounting,
Internal Accounting Controls or Auditing Matters

1.
Employees may submit any concerns or complaints regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to their respective controller, chief financial officer, president, compliance officer or the Hawaiian Electric Company ("HECO") General Counsel, any of whom must promptly notify the HEI Compliance Officer designated in the Corporate Code of Conduct.    The Company is committed to the policy that no one will be subject to retaliation because of a good faith report of a concern or complaint regarding financial statement disclosures, accounting, internal accounting controls or auditing matters or any suspected violation of Company policy or the law.

2.
Non-employees may communicate concerns and complaints regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to HEI's Compliance Officer by regular mail at the following address: HEI Compliance Officer, P.O. Box 730, Honolulu, Hawaii 96808.

3.
The Company shall forward to the Audit Committee of the Board of Directors any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

4.
Any employee of the Company may submit, on a confidential, anonymous basis if the employee so desires, any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters by setting forth such concerns in writing and forwarding them in a sealed envelope to the Chair of the Audit Committee, in care of the HEI Corporate Secretary, such envelope to be labeled with a legend such as: "To be opened by the Audit Committee only." If an employee would like to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate. Any such envelopes received by the HEI Corporate Secretary shall be forwarded promptly to the Chair of the Audit Committee. Upon receipt of any complaint or concern with respect to HECO or American Savings Bank, F.S.B. ("ASB"), the Chair of the Audit Committee shall promptly forward a copy of the complaint or concern to the chair of the audit committee of HECO or ASB, as appropriate. The Company will maintain the confidentiality of such reports to the extent reasonably possible.

5.
The Company informs employees of their obligation to report and the procedures by which to report concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters in the Corporate Code of Conduct, which is distributed to all employees and is available on the Company's Internet website, and in this Annex to the Charter, which is available on the Company's Internet website.

6.
At each of its meetings, including any special meeting called by the Chair of the Audit Committee following the receipt of any information pursuant to this Annex, the Audit Committee shall review and consider any such complaints or concerns that it has received and take any action that it deems appropriate in order to respond thereto, provided, however, that the Chair of the Audit Committee will consult with the chair of the audit committee of HECO or ASB, as appropriate, before any decision is made with respect to the handling of a complaint or concern involving either of those companies.

7.
The Audit Committee shall retain any such complaints or concerns for a period of no less than 7 years.

8.
This Annex A shall appear on the Company's website as part of this Charter.

Y O U R  V O T E  I S  I M P O R T A N T!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

\/ Please fold and detach card at perforation before mailing. \/

PROXY	HAWAIIAN ELECTRIC INDUSTRIES, INC.	PROXY

Said proxies are instructed to vote as indicated below. If no direction is indicated, said proxies will vote FOR all Nominees in Class III, FOR the Nominee in Class II and FOR proposal 2. Said proxies are also authorized to vote in their discretion with respect to any other matters that may come before the meeting.

The Board of Directors recommends a vote FOR all of Nominees in Class III, FOR the Nominee in Class II and FOR proposal 2.

1.	Election of Directors
	Class III Nominees (term ending 2008):	(01) Don E. Carroll	(02) Victor Hao Li, S.J.D.	(03) Bill D. Mills	(04) Barry K. Taniguchi
	Class II Nominee (term ending 2007):	(05) Thomas B. Fargo

☐	FOR all nominees listed above (except as marked to the contrary below)	☐	WITHHOLD authority to vote for all nominees listed above
To withhold authority to vote for any individual nominee, write that nominee's name or number on the line below.
2.	Election of KPMG LLP as independent auditor.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
	☐	Please check this box if you consent to access future Annual Reports and Proxy Statements via the Internet.
Proxy to be signed and dated on the reverse side.

V O T E B Y T E L E P H O N E
Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple instructions presented to record your vote.
V O T E B Y I N T E R N E T
Have your proxy card available when you access the website http://www.votefast.com and follow the simple instructions presented to record your vote.
V O T E B Y M A I L
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.
Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 25, 2005 to be counted in the final tabulation.

—

\/ Please fold and detach card at perforation before mailing. \/

PROXY	HAWAIIAN ELECTRIC INDUSTRIES, INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2005, AT 9:30 A.M., IN THE AMERICAN SAVINGS BANK TOWER, 8TH FLOOR, ROOM 805, 1001 BISHOP STREET, HONOLULU, HAWAII 96813.

The undersigned hereby constitutes and appoints Robert F. Clarke, Bill D. Mills and Diane J. Plotts and each of them the proxy of the undersigned, with full power of substitution, to vote all the Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 26, 2005, or at any adjournment thereof.

Date:	, 2005

Signature(s)

Signature(s)

(Please sign your name exactly as it appears on this proxy. Joint owners should each sign personally. Attorney, Executor, Administrator, Trustee or Guardian, should indicate full title. If address is incorrect, please give us the correct one.)

QuickLinks

NOTICE OF ANNUAL MEETING
TABLE OF CONTENTS
Proxy Statement
SUMMARY COMPENSATION TABLE
STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTIONS/SARs EXERCISED IN 2004, AND DECEMBER 31, 2004 OPTION/SARs VALUES(1)
LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR
PENSION PLAN TABLE
Comparison of Five-Year Cumulative Total Return Among Hawaiian Electric Industries, Inc., S&P 500 Index, and EEI Peer Group
1999-2004
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF HAWAIIAN ELECTRIC INDUSTRIES, INC. ADOPTED SEPTEMBER 17, 2002 (AS AMENDED APRIL 20, 2004)
Annex A
Procedures for the Submission of Complaints or Concerns Regarding Financial Statement Disclosures, Accounting, Internal Accounting Controls or Auditing Matters